Exhibit 9.1

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma financial statements give effect to the October 1, 2008 sale of GMS. The unaudited pro forma condensed consolidated balance sheet and statements of operations filed with this report are presented for illustrative purposes only. The unaudited pro forma condensed consolidated balance sheet as of June 30, 2008 has been prepared to reflect the sale of GMS as if such sale had taken place on such date, and is not necessarily indicative of the financial position of the Company had the sale occurred on that date. The unaudited pro forma condensed consolidated results of operations for the six months ended June 30, 2008 and the year ended December 31, 2007, have been prepared assuming that the transaction occurred on January 1, 2007 and are not necessarily indicative of the results of operations for future periods or the results that actually would have been realized had we sold GMS as of those dates. The unaudited pro forma financial statements, including notes thereto, should be read in conjunction with the historical financial statements of the Company included in our Form 10-K for the year ended December 31, 2007 and the unaudited financial statements filed in our Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008.

The Allied Defense Group, Inc.
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
(UNAUDITED)
(Thousands of Dollars, except per share and share data)

	June 30, 2008
	Historical	GMS Disposition		Pro Forma
ASSETS
Current Assets
Cash and cash equivalents	$13,023	$17,708	(1) (6)	$30,731
Restricted cash	8,687	-		8,687
Accounts receivable, net	16,283	(1,327)	(2)	14,956
Costs and accrued earnings on uncompleted contracts	67,432	-		67,432
Inventories, net	32,571	(3,276)	(2)	29,295
Prepaid and other current assets	8,725	(212)	(2)	8,513
Total current assets	146,721	12,893		159,614

Property, Plant and Equipment, net	24,592	(431)	(2)	24,161

Other Assets
Intangible assets, net	7,454	(6,971)	(2)	483
Goodwill	9,932	(6,437)	(2)	3,495
Other assets	263	-		263
Total other assets	17,649	(13,408)		4,241

TOTAL ASSETS	$188,962	$(946)		$188,016

CURRENT LIABILITIES
Current maturities of senior secured convertible notes	$19,426	$-	(6)	$19,426
Bank overdraft facility	18,143	-		18,143
Current maturities of long-term debt	5,025	(3,311)	(5)	1,714
Accounts payable	20,144	(307)	(2)	19,837
Accrued liabilities	22,394	(297)	(2)	22,097
Belgium social security	5,919	-		5,919
Customer deposits	37,765	(185)	(2)	37,580
Foreign exchange contracts	149	-		149
Income taxes	4,259	443	(3)	4,702
Total current liabilities	133,224	(3,657)		129,567

LONG TERM OBLIGATIONS
Long-term debt, less current maturities and unamortized discount	8,802	-		8,802
Derivative instrument	195	-		195
Other long-term liabilities	720	-		720
Total long-term obligations	9,717	-		9,717

TOTAL LIABILITIES	142,941	(3,657)		139,284

CONTINGENCIES AND COMMITMENTS

STOCKHOLDERS' EQUITY

Preferred stock, no par value; authorized 1,000,000 shares; none issued	-	-		-
Common stock, par value, $.10 per share; authorized 30,000,000 shares; issued and outstanding, 8,024,851 at June 30, 2008 and 8,013,161 at December 31, 2007	802	-		802
Capital in excess of par value	55,623	-		55,623
Retained deficits	(30,298)	2,711	(3)	(27,587)
Accumulated other comprehensive income	19,894	-		19,894

Total stockholders' equity	46,021	2,711		48,732
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$188,962	$(946)		$188,016

The accompanying notes are an integral part of this unaudited pro forma condensed consolidated financial data

The Allied Defense Group, Inc.
PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Thousands of Dollars, except per share and share data)

	Six months ended June 30, 2008
	Historical	GMS Disposition		Pro Forma

Revenues	$76,375	(5,658)	(4)	$70,717

Cost and expenses
Cost of sales	58,406	(1,812)	(4)	56,594
Selling and administrative	13,280	(1,673)	(4)	11,607
Research and development	2,270	(886)	(4)	1,384

Operating income (loss)	2,419	(1,287)		1,132

Other income (expenses)
Interest income	426	(16)	(4)	410
Interest expense	(4,245)	184	(4)	(4,061)
Net (loss) gain on fair value of senior convertible notes and warrants	(527)	-		(527)
Other-net	(110)	(7)	(4)	(117)
	(4,456)	161		(4,295)
Loss from continuing operations before income taxes	(2,037)	(1,126)		(3,163)

Income tax expense	323	(1)	(4)	322

Loss from continuing operations	(2,360)	(1,125)		(3,485)

Income (loss) from discontinued operations, net of tax
Gain on sale of subsidiaries	113	-		113
Loss from discontinued operations	(142)	-		(142)
	(29)	-		(29)
NET LOSS	$(2,389)	(1,125)		(3,514)

Loss per share - basic and diluted:

Net loss from continuing operations	$(0.29)			(0.44)
Net loss from discontinued operations	-			-
Total loss per share - basic and diluted	$(0.29)			(0.44)

Weighted average number of common shares:

Basic and diluted	8,017,418			8,017,418

The accompanying notes are an integral part of this unaudited pro forma condensed consolidated financial data.

The Allied Defense Group, Inc.
PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Thousands of Dollars, except per share and share data)

	Year ended December 31, 2007
	Historical	GMS Disposition		Pro Forma

Revenues	$55,618	(9,945)	(4)	$45,673

Cost and expenses
Cost of sales	49,949	(2,881)	(4)	47,068
Selling and administrative	27,387	(3,008)	(4)	24,379
Research and development	4,106	(1,645)	(4)	2,461
Operating income (loss)	(25,824)	(2,411)		(28,235)

Other income (expenses)
Interest income	728	(20)	(4)	708
Interest expense	(11,588)	697	(4)	(10,891)
Net gain on fair value of senior convertible notes and warrants	(6,663)	-		(6,663)
Other-net	(550)	(3)	(4)	(553)
	(18,073)	674		(17,399)
Loss from continuing operations before income taxes	(43,897)	(1,737)		(45,634)

Income tax expense	4	(1)	(4)	3

Income (Loss) from continuing operations	(43,901)	(1,736)		(45,637)

Income (loss) from discontinued operations, net of tax
Gain on sale of subsidiaries	29,314	-		29,314
Loss from discontinued operations	(6,691)	-		(6,691)
	22,623	-		22,623
NET LOSS	$(21,278)	$(1,736)		(23,014)

Loss per share - basic and diluted:

Net loss from continuing operations	$(6.06)			(6.30)
Net loss from discontinued operations	3.12			3.12
Total loss per share - basic and diluted	$(2.94)			(3.18)
Weighted average number of common shares:

Basic and diluted	7,244,983			7,244,983

The accompanying notes are an integral part of this unaudited pro forma condensed consolidated financial data.

The Allied Defense Group, Inc.
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Thousands of Dollars)

BASIS OF PRESENTATION

The accompanying unaudited pro forma condensed consolidated financial statements give effect to the pro forma adjustments necessary to reflect the disposition of Global Microwave Systems, Inc. as if the disposition was effective for the periods presented in the unaudited pro forma condensed consolidated statements of operations and as of June 30, 2008, in the unaudited pro forma condensed consolidated balance sheet. The Company’s historical amounts represent the Company’s consolidated balance sheet and statements of operations derived from our Annual report on Form 10-K for the year ended December 31, 2007 and quarterly report on Form 10-Q for the period ended June 30, 2008.

PRO FORMA ADJUSTMENTS

The unaudited pro forma condensed consolidated statements of operations and balance sheet reflect the effect of the following pro forma adjustments:

(1)	To record the net cash received upon the sale of GMS, as follows:

Gross cash proceeds^	$26,000

Funds held in escrow	(2,500)

Repayment of GMS acquisition promissory note, including all accrued and unpaid interest	(3,392)

Investment banker, legal, accounting and other transaction costs, includingmanagement incentives	(2,400)

Net cash received	$17,708

^ - Total gross cash proceeds of $26,000 is subject to a final working capital adjustment which will be made within 60 days of closing.

(2)	To remove the assets and liabilities of GMS at June 30, 2008.

(3)	To record the estimated gain on the sale of GMS, as follows:

Net cash received	$17,708
Plus: repayment of acquisition promissory note	3,392
Net proceeds received in sale of GMS	21,100
Net assets sold	(17,865)
Expenses associated with repayment of the promissory note*	(81)

Gain before income taxes	3,154

Income taxes~	(443)

Net gain+	$2,711

+ - The Asset Purchase Agreement requires a total of $2,500 be held in escrow pending the resolution of certain contingencies. Such amounts have been excluded from the net pro forma gain calculation in the table above. If these contingencies are resolved in favor of the Company, the additional consideration received will serve to increase the Company's gain on the disposal of GMS.

* - Expenses associated with the repayment include $39 of unamortized discount on the note and accrued interest of $42 for the period August to September.

~ - Income tax expense consists entirely of the expense anticipated due to the State of California on the sale of GMS based on the recently enacted California legislation temporarily suspending the use of NOL deductions for the 2008 and 2009 tax years.

(4)	To remove revenue and expenses of GMS for the six months ended June 30, 2008 and the year ended December 31, 2007.

(5)	To record the repayment of the GMS acquisition promissory note in the principal amount of $3,350 less the associated unamortized discount of $39 at June 30, 2008.

(6)
The pro forma financial statements do not reflect a potential partial redemption of the senior secured convertible notes. The note holders have the right to elect for the Company to use a portion of the net proceeds of the GMS sale to redeem a portion of the notes. The Company anticipates a maximum potential payment of $10,908 which, if elected, would thereby reduce pro forma cash and cash equivalents as well as pro forma current maturities of senior convertible notes by this amount. In addition, pro forma interest expense for the six months ended June 30, 2008 and for the year ended December 31, 2007 would be reduced by $898 and $1,416, respectively.